Exhibit 10.15

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”), dated as of October 21, 2019, is made and entered into by and among FOGHORN THERAPEUTICS INC., a Delaware corporation (“Assignor”) and SIGILON THERAPEUTICS, INC., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, ARE-MA  REGION NO. 45, LLC,  a Delaware limited liability company, as landlord (“Landlord”),  and  Assignor, as tenant,  are parties to that certain Lease dated as of August 24, 2017 (as the same may have been amended, supplemented or modified to date,  the “Lease”), whereby Assignor leases certain premises (the “Premises”) from Landlord located in the building known as 100 Binney Street in Cambridge, Massachusetts (the “Building”), which Premises are more particularly described in the Lease;

WHEREAS, Assignor desires to assign its rights and obligations as tenant under the Lease to Assignee and Assignee wishes to assume such rights and obligations, as of the first date from and after May 1, 2020 that Assignor has fully vacated the Premises (the “Effective Date”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby covenant and agree as follows:

1.             Assignment.  Subject to the terms of this Assignment, Assignor hereby grants, assigns, transfers and conveys to Assignee, its successors and assigns, effective as of the Effective Date, all of Assignor’s rights, title and interest in, to and under the Lease, and the Premises for the balance of the term of the Lease, including, without limitation, all rights related to options to extend or renew the Lease, options to purchase and options to terminate, if any, and any easements, appurtenances and nondisturbance rights in favor of or benefitting the Premises.

2.             Assumption.  Subject to the terms of this Assignment, Assignee hereby assumes all of Assignor’s rights, title, and interest in, to and under the Lease and all obligations and duties of the tenant under the Lease arising under the Lease from and after the Effective Date.

3.             Conditions Precedent and Subsequent.  It shall be a condition precedent to the effectiveness of this Assignment that:

a.             Notice of Effective Date.  Assignor shall provide Assignee and Landlord with not less than two (2) business days’ prior written notice of the date upon which Assignor will have fully vacated the Premises and that date or May 1, 2020, whichever occurs later, shall be deemed to be the Effective Date hereunder; and

b.             Consent by Landlord and Release of Assignor.  Landlord shall have consented to this Assignment and shall have agreed to release Assignor from all liabilities and obligations to Landlord under the Lease accruing from and after the Effective Date, pursuant to a separate written agreement in form and substance satisfactory to Assignor in its sole discretion.

It shall be a condition subsequent to the effectiveness of this Assignment that the letter of credit in the current face amount of $541,424.00 being held by Landlord as the “Security Deposit” under Section 6 of the Lease shall be returned by Landlord to Assignor not later than three (3) business days after  the date upon which Assignor will have fully vacated the Premises.

4.             Entire Agreement; Assignment.  This Assignment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.  Neither this Assignment nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by Assignee, on the one hand, or Assignor, on the other hand (whether by operation of law or otherwise), without the prior written consent of Assignor or Assignee, respectively.  Any attempted assignment of this Assignment not in accordance with the terms of this Section 4 shall be null and void.

5.             Governing Law.  This Assignment, the rights of the parties hereunder and any Action in any way arising out of or relating to this Assignment, the negotiation, execution or performance of this Assignment or the transactions contemplated by this Assignment (whether at law or in equity, and whether sounding in contract or in tort or otherwise) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

6.             Parties in Interest.  This Assignment shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Assignment, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Assignment.

7.             Amendment. Subject to applicable Law, this Assignment may be amended or modified only by written agreement executed and delivered by duly authorized officers of Assignee, on the one hand, and Assignor, on the other hand.  This Assignment may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 7 shall be null and void.

8.             Counterparts; Facsimile Signatures.  This Assignment may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Assignment by facsimile, e-mail or scanned pages shall be as effective as delivery of a manually executed counterpart to this Assignment.

9.             Further Cooperation.  Each party shall execute and deliver such documents and take such other actions as the other party reasonably requests to carry out the provisions hereof and give effect to any of the transactions contemplated by this Assignment.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Assignment to be duly executed on its behalf as of the day and year first above written.

FOGHORN THERAPEUTICS INC. (Assignor)

By:	/s/ Adrian Gottschalk
	Name:	Adrian Gottschalk
	Title:	President and CEO

SIGILON THERAPEUTICS, INC. (Assignee)

By:	/s/ Rogerio Vivaldi Coelho
	Name:	Rogerio Vivaldi Coelho
	Title:	President and CEO